Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2014 RESULTS

DALLAS, April 21, 2014-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2014 results and confirmed its previous guidance for full-year 2014 adjusted earnings per share.
Executive Summary

•
First quarter 2014 net sales of $5.3 billion decreased 1 percent compared to the year-ago period. Organic sales rose 4 percent, including a 12 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lower sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the first quarter was $1.41 in 2014 and $1.36 in 2013.

•
First quarter adjusted earnings per share were $1.48 in 2014, even with the year-ago period. Performance benefited from organic sales growth, cost savings and lower selling, general and administrative expenses. On the other hand, comparisons were negatively impacted by unfavorable foreign currency exchange rates, input cost inflation and a high level of other income in the year-ago period. Adjusted earnings per share in both years exclude certain items described later in this press release.

•	The company continues to expect that adjusted earnings per share in 2014 will be between $6.00 and $6.20.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered a solid first quarter with good organic sales growth and cost savings. We also launched a number of product innovations and made further progress with targeted growth initiatives. We continue to allocate capital in shareholder-friendly ways, as our first quarter dividends and share repurchases totaled three-quarters of a billion dollars. And although we face continued headwinds from currency exchange rates and cost inflation, we’re maintaining our full-year guidance for adjusted earnings per share. We continue to be optimistic about the opportunities we have to drive profitable growth and generate attractive returns to shareholders.”
First Quarter 2014 Operating Results
Sales of $5.3 billion in the first quarter of 2014 were down 1 percent compared to the year-ago period. Organic sales rose 4 percent, with increased sales volumes of 3 percent and higher net selling prices of 1 percent. Foreign currency exchange rates were unfavorable by 3 percent and lower sales in

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conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 2 percent.
Operating profit was $797 million in the first quarter of 2014 versus $783 million in 2013. Adjusted operating profit was $853 million in the first quarter of 2014 compared to $850 million in the year-ago period. Adjusted results in 2014 exclude a $39 million charge related to a regulatory dispute in the Middle East, $10 million of restructuring costs for European strategic changes and $7 million of transaction and related costs for the company’s potential spin-off of its health care business. Adjusted results in 2013 exclude a $36 million charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar and $31 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $70 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program and $10 million of savings from pulp and tissue restructuring actions. Total selling, general and administrative expenses were below prior-year levels, driven by lower administrative costs. Input costs increased $65 million overall, with $35 million of increased costs for raw materials other than fiber, $20 million of higher fiber costs and $10 million of higher distribution and energy costs. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $30 million. Currency transaction effects also negatively impacted the operating profit comparison. On an adjusted basis, other (income) and expense, net was $18 million of expense in the first quarter of 2014 compared to $24 million of income in the prior year. Current period results were driven by foreign currency transaction losses, while the year-ago period included a gain on the sale of some non-core assets.
The first quarter effective tax rate was 31.0 percent in 2014 compared to 30.9 percent in 2013. The first quarter adjusted effective tax rate, which does not include the effects of the previously mentioned items excluded from adjusted earnings per share calculations, was 29.8 percent in 2014 and 30.8 percent in 2013. The company continues to expect a full-year 2014 adjusted effective tax rate between 31 and 32.5 percent.
Kimberly-Clark's share of net income of equity companies in the first quarter was $43 million in 2014 and $53 million in 2013 as a result of lower net sales and unfavorable currency exchange rates, partially offset by lower input costs and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter of 2014 was $437 million compared to $607 million in 2013. The decrease was driven by higher pension contributions and increased working capital. First quarter pension contributions were $180 million in 2014 and $55 million in 2013.
Capital spending for the first quarter was $258 million in 2014 and $274 million in 2013. First quarter 2014 share repurchases were 4.3 million shares at a cost of $464 million. Total debt and redeemable securities was $6.9 billion at March 31, 2014 and $6.3 billion at the end of 2013.

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First Quarter 2014 Business Segment Results
Personal Care Segment
First quarter sales of $2.4 billion decreased 1 percent. Currency rates were unfavorable by 5 percent and lower sales as a result of European strategic changes reduced sales by 3 percent. Organic sales volumes increased 6 percent and net selling prices rose 1 percent. First quarter operating profit of $457 million increased 4 percent. The comparison benefited from organic sales growth and cost savings, partially offset by unfavorable currency rates, input cost inflation and higher manufacturing-related costs.
Sales in North America were even with the year-ago period. Volumes were up 2 percent, while changes in net selling prices and currency rates each reduced sales by 1 percent. Adult care volumes increased mid-single digits, including benefits from product innovation on the Depend brand. Huggies baby wipes and diaper volumes were up mid- and low-single digits, respectively, while child care volumes fell mid-single digits compared to a strong year-ago performance.
Sales in K-C International increased 3 percent despite a 9 point negative impact from changes in currency rates. Sales volumes were up 10 percent and net selling prices improved 3 percent. Volumes increased in China, Russia, Vietnam and throughout most of Latin America, including Brazil and Venezuela. The higher net selling prices were driven by increases in Latin America and Eastern Europe/The Middle East/Africa in response to unfavorable currency rates and cost inflation.
Sales in Europe decreased 36 percent, including a 39 point negative impact from lower sales in conjunction with European strategic changes. Organic sales volumes were even with year-ago levels, as growth in baby wipes and child care was offset by declines in other products. Currency rates were favorable by 2 percent.
Consumer Tissue Segment
First quarter sales of $1.7 billion decreased 2 percent. Lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 2 percent and currency rates were unfavorable by 2 percent. Net selling prices rose 2 percent and product mix was up slightly. First quarter operating profit of $257 million decreased 1 percent. The comparison was negatively impacted by input cost inflation and other manufacturing cost increases, mostly offset by benefits from organic sales growth and cost savings.
Sales in North America were down 1 percent. Sales volumes fell 4 percent as comparisons were impacted by a soft cold and flu season that affected Kleenex facial tissue sales, along with strong year-ago shipments for Cottonelle bathroom tissue. Net selling prices improved 2 percent, with benefits from sheet count reductions accompanying product innovations launched in 2013, and product mix advanced 1 percent.
Sales in K-C International increased 2 percent despite an 8 point negative impact from changes in currency rates. Sales volumes rose 6 percent, net selling prices improved 2 percent and product mix was favorable by 1 percent. The organic growth was driven by increases in Latin America, primarily in Brazil and Venezuela.

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Sales in Europe decreased 9 percent, including a 12 point negative impact from lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions. Currency rates were favorable by 3 percent, while net selling prices were down 1 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion increased 1 percent. Organic sales volumes and net selling prices each improved 2 percent, while changes in currency rates reduced sales by 3 percent. First quarter operating profit of $136 million decreased 5 percent. The comparison was negatively impacted by input cost inflation, unfavorable currency rates and higher marketing, research and general spending, partially offset by benefits from organic sales growth and cost savings.
Sales in North America decreased 3 percent. Changes in volumes, product mix and currency rates each reduced sales by 1 percent. Although safety product volumes increased mid-single digits, washroom product volumes fell mid-single digits.
Sales in K-C International increased 7 percent despite a 9 point drag from unfavorable currency rates. Net selling prices rose 8 percent, volumes improved 7 percent and product mix advanced 1 percent. The organic growth was driven by broad-based increases in Latin America, along with solid performance in Asia.
Sales in Europe were up 2 percent. Currency rates were favorable by 3 percent, organic sales volumes increased 2 percent and product mix was favorable by 1 percent. Net selling prices were off 2 percent and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales by 1 percent.
Health Care Segment
First quarter sales of $0.4 billion were even with the year-ago period. Sales volumes rose 4 percent, while net selling prices decreased 2 percent and changes in currency rates and product mix each reduced sales by 1 percent. First quarter operating profit of $72 million increased 64 percent, driven by lower marketing, research and general spending, input cost deflation and cost savings.
Medical device volumes were up double-digits, with strong growth in pain management products and a solid increase in digestive health offerings. Surgical and infection prevention volumes were down low-single digits, as declines in exam gloves were mostly offset by increases in other surgical product categories.
Potential Health Care Business Spin-Off - Update
In November 2013, Kimberly-Clark announced that it was pursuing a tax-free spin-off of its health care business. A spin-off would create a stand-alone, publicly traded health care company with approximately $1.6 billion in annual net sales and leading market positions in both surgical and infection prevention products and medical devices. Company management continues to analyze the potential spin-off and expects to seek approval from the Board of Directors to file a Form 10 registration statement with the SEC in early May. Kimberly-Clark expects that the spin-off will be completed at the end of the third

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quarter or potentially in the fourth quarter of 2014, assuming Board approval and subject to market, regulatory and other conditions.
Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark initiated strategic changes to its Western and Central European businesses, including the exit of the diaper category, with the exception of the Italian market, divestiture or exit of some lower-margin businesses in certain markets, primarily in the consumer tissue segment, and streamlining of its manufacturing footprint and administrative organization. The impacted businesses previously generated annual net sales of approximately $0.5 billion and negligible operating profit. Total related restructuring costs will be incurred through 2014. The company continues to expect that total after tax charges will be between $300 and $350 million, while pre-tax charges are expected to be slightly higher than the previously communicated range of $350 to $400 million. Cash costs are projected to be 50 to 55 percent of total charges. First quarter 2014 restructuring costs were $10 million pre-tax ($5 million after tax), bringing cumulative costs to $390 million pre-tax ($313 million after tax).
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Charge related to regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to a majority-owned affiliate in the Middle East. Kimberly-Clark is appealing the ruling.

•	Transaction and related costs for the company’s potential spin-off of its health care business. (See previous discussion in this press release.)

•	Western and Central Europe strategic changes and related restructuring charges. (See previous discussion in this press release.)

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lower sales in conjunction with European strategic changes and pulp and tissue restructuring actions.

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The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 142-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, anticipated currency rates and exchange risks, raw material, energy and other input costs, growth initiatives, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the potential spin-off of the health care business and the Western and Central Europe strategic changes, sources and uses of cash, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as

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anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2013 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2014	2013	Change
Net Sales	$5,278	$5,318	-0.8%
Cost of products sold	3,453	3,496	-1.2%
Gross Profit	1,825	1,822	+0.2%
Marketing, research and general expenses	971	1,027	-5.5%
Other (income) and expense, net	57	12	N.M.
Operating Profit	797	783	+1.8%
Interest income	3	5	-40.0%
Interest expense	(71)	(67)	+6.0%
Income Before Income Taxes and Equity Interests	729	721	+1.1%
Provision for income taxes	(226)	(223)	+1.3%
Income Before Equity Interests	503	498	+1.0%
Share of net income of equity companies	43	53	-18.9%
Net Income	546	551	-0.9%
Net income attributable to noncontrolling interests	(8)	(20)	-60.0%
Net Income Attributable to Kimberly-Clark Corporation	$538	$531	+1.3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.42	$1.37	+3.6%
Diluted	$1.41	$1.36	+3.7%
Cash Dividends Declared	$0.84	$0.81	+3.7%

Common Shares Outstanding	March 31
	2014	2013
Outstanding shares as of	377.2	384.7
Average diluted shares for three months ended	382.1	390.5

N.M. – Not Meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$3,453	$6	$—	$—	$3,447
Gross profit	1,825	(6)	—	—	1,831
Marketing, research and general expenses	971	4	7	—	960
Other (income) and expense, net	57	—	—	39	18
Operating profit	797	(10)	(7)	(39)	853
Income before income taxes and equity interests	729	(10)	(7)	(39)	785
Provision for income taxes	(226)	5	3	—	(234)
Effective tax rate	31.0%	—	—	—	29.8%
Income before equity interests	503	(5)	(4)	(39)	551
Net income	546	(5)	(4)	(39)	594
Net income attributable to noncontrolling interests	(8)	—	—	20	(28)
Net income attributable to Kimberly-Clark Corporation	538	(5)	(4)	(19)	566
Diluted earnings per share	1.41	(0.01)	(0.01)	(0.05)	1.48

	Three Months Ended March 31, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$3,496	$20	$—	$3,476
Gross profit	1,822	(20)	—	1,842
Marketing, research and general expenses	1,027	11	—	1,016
Other (income) and expense, net	12	—	36	(24)
Operating profit	783	(31)	(36)	850
Income before income taxes and equity interests	721	(31)	(36)	788
Provision for income taxes	(223)	10	10	(243)
Effective tax rate	30.9%	—	—	30.8%
Income before equity interests	498	(21)	(26)	545
Net income	551	(21)	(26)	598
Net income attributable to Kimberly-Clark Corporation	531	(21)	(26)	578
Diluted earnings per share	1.36	(0.05)	(0.07)	1.48

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,165	$1,054
Accounts receivable, net	2,618	2,545
Inventories	2,285	2,233
Other current assets	580	718
Total Current Assets	6,648	6,550
Property, Plant and Equipment, Net	7,841	7,948
Investments in Equity Companies	419	382
Goodwill	3,210	3,181
Other Intangible Assets	232	243
Other Assets	652	615
TOTAL ASSETS	$19,002	$18,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$927	$375
Redeemable preferred securities of subsidiary	506	506
Trade accounts payable	2,553	2,598
Accrued expenses	1,955	2,060
Dividends payable	318	309
Total Current Liabilities	6,259	5,848
Long-Term Debt	5,385	5,386
Noncurrent Employee Benefits	1,133	1,312
Deferred Income Taxes	894	817
Other Liabilities	334	344
Redeemable Preferred and Common Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	4,668	4,856
Noncontrolling Interests	257	284
Total Stockholders' Equity	4,925	5,140
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,002	$18,919

2014 Data is Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2014	2013
Operating Activities
Net income	$546	$551
Depreciation and amortization	218	221
Stock-based compensation	9	30
Deferred income taxes	51	14
Net (gains) losses on asset dispositions	7	(13)
Equity companies' earnings in excess of dividends paid	(43)	(53)
(Increase) decrease in operating working capital	(210)	(121)
Postretirement benefits	(156)	(55)
Other	15	33
Cash Provided by Operations	437	607
Investing Activities
Capital spending	(258)	(274)
Proceeds from dispositions of property	5	74
Investments in time deposits	(38)	—
Maturities of time deposits	157	20
Other	—	1
Cash Used for Investing	(134)	(179)
Financing Activities
Cash dividends paid	(309)	(289)
Change in short-term borrowings	654	335
Debt proceeds	1	59
Debt repayments	(101)	(38)
Cash paid on redeemable preferred securities of subsidiaries	(7)	(7)
Proceeds from exercise of stock options	37	50
Acquisitions of common stock for the treasury	(441)	(486)
Other	(14)	(10)
Cash Used for Financing	(180)	(386)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12)	(39)
Increase (Decrease) in Cash and Cash Equivalents	111	3
Cash and Cash Equivalents - Beginning of Period	1,054	1,106
Cash and Cash Equivalents - End of Period	$1,165	$1,109

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2014	2013	Change
NET SALES

Personal Care	$2,382	$2,397	-0.6%
Consumer Tissue	1,689	1,718	-1.7%
K-C Professional	800	793	+0.9%
Health Care	397	397	—
Corporate & Other	10	13	N.M.
TOTAL NET SALES	$5,278	$5,318	-0.8%

OPERATING PROFIT

Personal Care	$457	$441	+3.6%
Consumer Tissue	257	260	-1.2%
K-C Professional	136	143	-4.9%
Health Care	72	44	+63.6%
Corporate & Other(a)	(68)	(93)	N.M.
Other (income) and expense, net	57	12	N.M.
TOTAL OPERATING PROFIT	$797	$783	+1.8%

(a)
For the three months ended March 31, 2014 and 2013, Corporate & Other includes charges related to the European strategic changes of $10 and $31, respectively, and for the three months ended March 31, 2014, includes $7 for transaction and related costs associated with the potential spin-off of our health care business.

N.M. – Not Meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2014
	Total	Organic Volume	Restructuring Impact(a)	Net Price	Mix/ Other(b)	Currency

Consolidated	(0.8)	3	(2)	1	—	(3)
Personal Care	(0.6)	6	(3)	1	—	(5)
Consumer Tissue	(1.7)	—	(2)	2	—	(2)
K-C Professional	0.9	2	—	2	—	(3)
Health Care	—	4	—	(2)	(1)	(1)

(a)	Lower sales related to the European strategic changes and pulp and tissue restructuring actions.

(b)	Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2014

ESTIMATED FULL YEAR 2014 DILUTED EARNINGS PER SHARE

	Estimated Range

Adjusted earnings per share	$6.00	-	$6.20
Adjustments for:
Transaction and related costs associated with potential spin-off of health care business(a)	(0.01)	-	(0.01)
Charge related to regulatory dispute in Middle East	(0.05)	-	(0.05)
Charges for European strategic changes	(0.07)	-	(0.06)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.87	-	$6.08

ESTIMATED FULL YEAR 2014 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.0%	-	32.5%
Adjustments for:
Transaction and related costs associated with potential spin-off of health care business(a)	—	-	—
Charge related to regulatory dispute in Middle East	0.4	-	0.4
Charges for European strategic changes	0.1	-	0.2
Effective tax rate	31.5%	-	33.1%

The company’s 2014 projections include a full-year estimate for the operations of the health care segment.

(a)	Represents costs through March 31, 2014.

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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